EXHIBIT 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

Local Bounti Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to be Paid	Equity	Common Stock, $0.0001 par value per share	Other	69,600,000(2)	$0.47(3)	$32,712,000.00	$110.20 per million	$3,604.86

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

	Total Offering Amounts					$32,712,000.00		$3,604.86

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$3,604.86

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-3 (the “Registration Statement”) shall also cover any additional shares of the common stock, $0.0001 par value per share (the “Common Stock”), of Local Bounti Corporation (the “Registrant”) that become issuable with respect to the securities identified in the above table, by reason of any stock dividend, stock splits, reverse stock splits, recapitalizations, reclassifications, mergers, split-ups, reorganizations, consolidations and other capital adjustments effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)	Represents 69,600,000 shares of Common Stock issuable upon exercise of the 2023 Warrants (as defined in the Registration Statement).
(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) of the Securities Act on the basis of $0.47, the average of the high and low prices of a share of Common Stock as reported on the New York Stock Exchange on April 20, 2023.